Macquarie Bank Limited
ABN 46 008 583 542

No.1 Martin Place
Sydney NSW 2000
GPO Box 4294
Sydney NSW 1164

Telephone (61 2) 8232 3333
Facsimile (61 2) 8232 7780
Internet http://www.macquarie.com.au
DX 10287 SSE
SWIFT MACQAU2S

Treasury 8232 3600 Facsimile 8232 4227
Foreign Exchange 8232 3666 Facsimile 8232 3019
Metals and Energy Capital 8232 3444 Facsimile 8232 3590
Futures 8232 7560 Facsimile 8232 4412
Debt Markets 8232 8569 Facsimile 8232 8341
Agricultural Commodities 8232 7672 Facsimile 8232 3633

MACQUARIE BANK

Paul Kirkitelos
Doral Energy Corp.
111 N. Sepulveda Blvd.
Suite 250
Manhattan Beach
California 90266

Pat Seale
Doral Energy Corp.
3000N. Garfield
Suite 210
Midland, Texas 79705

10 December 2008

Re: **$50,000,000 Senior First Lien Secured Credit Agreement dated 29 July 2008 ("Credit Agreement") among Doral Energy Corp. ("Borrower"), Macquarie Bank Limited ("Administrative Agent") and the Lenders party that agreement**

Development Plan Date. Section 2.1(b) of the Credit Agreement states that Borrower shall submit to Administrative Agent an initial Development Plan acceptable to Administrative Agent, in Administrative Agent's sole discretion, within one hundred twenty (120) days following Closing ("Development Plan Date"). The Administrative Agent and the Lenders have previously agreed to extend the Development Plan Date to 12 December 2008.

The Administrative Agent and the Lenders agree to further extend the Development Plan Date for the initial Development Plan to 16 January 2009.

Non-Compliance with Certain Covenants. As you know, Section 7.12 of the Credit Agreement required Borrower to have cumulative Net Operating Cash Flow of **$579,000** for the quarter ending 31 October 2008. Based on the most recent information reported by the Borrower, its cumulative Net Operating Cash Flow for that period was **$409,529.62** (the "NOCF Shortfall"). In addition, Section 7.13 of the Credit Agreement required cumulative Production Volumes of **8.27 MBOE** for the quarter ending October 31 2008. Based on the most recent information reported by the Borrower, its cumulative Production Volumes for that period were **7.63 MBOE** (the "Production Shortfall").

Limited Forbearance. Notwithstanding the occurrence of the NOCF Shortfall and the Production Shortfall, the Administrative Agent and the Lenders agree to forbear, until 16 January 2009, from (*i*) declaring an Event of Default based on the NOCF Shortfall or the Production Shortfall and (*ii*) taking any other action to enforce any remedies available to the Administrative Agent of the Lenders under the Credit Agreement or the other Loan Documents as a result of the occurrence of the NOCF Shortfall and the Production Shortfall.

Nothing in this letter:

(1) constitutes a waiver of any other provision of the Credit Agreement or any other Loan Document;

(2) constitutes (*i*) a waiver of or a consent to any present or future violation of or default under any provision of the Credit Agreement (including Sections 7.12 and 7.13 of the Credit Agreement) or

any other Loan Document or (*ii*) a forbearance of any rights of the Administrative Agent or any Lender as a result of any such violation or default;

(3) restricts in any way the right of the Administrative Agent and the Lenders to insist upon future compliance with each term, covenant, condition and provision of the Credit Agreement (including Section 7.12 and 7.13 of the Credit Agreement) or any other Loan Document; or

(4) restricts in any way the right of the Administrative Agent and the Lenders to, at any time after 16 January 2009, (*i*) declare an Event of Default based on either or both of the NOCF Shortfall and the Production Shortfall and (*ii*) enforce any and all remedies available to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents as a result of the occurrence of the NOCF Shortfall and the Production Shortfall.

and the Credit Agreement or any other Loan Document shall continue to be binding upon Borrower and inure to the benefit of Administrative Agent, Lender and their respective successors and assigns.

NOTHING IN THIS LETTER SHALL BE CONSTRUED TO WAIVE ANY RIGHTS OR REMEDIES AVAILABLE TO THE ADMINISTRATIVE AGENT OR ANY LENDER PURSUANT TO THE CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR BY OPERATION OF LAW OR OTHERWISE (WHICH RIGHTS SHALL BE CUMULATIVE) EXCEPT WITH RESPECT TO THE WAIVER EXPRESSLY SET FORTH HEREIN.

As a material inducement to Administrative Agent and Lender to grant the forbearance requested by Borrower and described in this letter, Borrower forever releases each of Administrative Agent and Lender from any action or failure to act in connection with any of the Loan Documents at any time prior to the date of this waiver letter.

No delay in exercising nor omission to exercise any right, power or remedy under the Credit Agreement or any other Loan Document, shall impair any such right, power or remedy of either party, or be construed to be a waiver thereof or any acquiescence of any default.

Capitalized terms used in this letter have, unless otherwise defined in this letter, the same meaning as described in the Credit Agreement.

Please acknowledge your agreement to and acceptance of these terms and conditions set forth in this letter by signing in the space provided below.

MACQUARIE BANK LIMITED,
a bank incorporated under the laws of Australia,
as Administrative Agent and Lender

By:
Name:
Title: Katie Choi
Division Director
Macquarie Bank Limited

By: Robert McRobbie
Name: Division Director
Title: Legal Risk Management

ACKNOWLEDGED AND AGREED on this 10th day of December 2008:

DORAL ENERGY CORP.,
a Nevada corporation

By: Paul C. Kirkitelos
Name: Paul Kirkitelos
Title: CEO